Exhibit 99.B7(c)

Premiere I, Premiere Provider and Premiere Protector:

American United Life Insurance Company (Indianapolis, Indiana)

Generali USA Life Reassurance Company  (Kansas City, Missouri)

Munich American Reassurance Company (Atlanta, Georgia)

Revios Reinsurance US Inc. (formerly Gerling Global Life Reinsurance Company) (Toronto, Canada)

RGA Reinsurance Company (St. Louis, Missouri)

SCOR Life U.S. Re Insurance Company (Addison, Texas)

Security Life of Denver Insurance Company (Denver, Colorado)

Swiss Re Life & Health America Inc. (Stamford, Connecticut)

The Cologne Life Reinsurance Company (Stamford, Connecticut)

The Lincoln National Life Insurance Company (Fort Wayne, Indiana)

Transamerica Occidental Life Insurance Company (Charlotte, North Carolina)